EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2018 Financial Results

MIDVALE, Utah, March 28, 2019 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the thirteen and fifty-two weeks ended February 2, 2019.

Jon Barker, Chief Executive Officer, stated, “We are pleased with our solid end to the year as our fourth quarter results were in-line with expectations on the top and bottom line. Our fourth quarter same store sales increase of 3.1% compared to the fourth quarter of fiscal 2017 exceeded our expectations and was driven by strong performance from our existing stores and e-commerce platform. We believe these results are a testament that the investments we’ve made throughout the year are gaining traction, including the enhancements to our omni-channel capabilities, increasing customer acquisition and engagement and offering a differentiated merchandising assortment in fiscal 2018.”

Mr. Barker continued, “As we look to fiscal 2019, we will continue to invest in key areas across the business to further differentiate Sportsman’s Warehouse and better enable us to both strengthen our relationship with our existing customers as well as capitalize on market share opportunities to draw new customers into the fold. Similar to 2018, we will continue to take a disciplined approach as we focus on further strengthening our market position in 2019 and beyond.”

Fiscal Year

Fiscal year 2018 contained 52 weeks of operations and ended on February 2, 2019. Fiscal year 2017 contained 53 weeks of operations ended on February 3, 2018. We refer to the extra week of operations as the “53rd week.” Due to the 53rd week in fiscal year 2017, all references to same store sales for the fourth quarter and fiscal year 2018 are compared to the shifted period for the comparable period for fiscal year 2017.

For the thirteen weeks ended February 2, 2019:

  Net sales decreased by 0.2% to $242.7 million from $243.2 million in the fourth quarter of fiscal year 2017 due to the 53rd week of operations in the fourth quarter of fiscal 2017. Excluding the $10.6 million in sales from the 53rd week in the fourth quarter of fiscal year 2017, sales in the fourth quarter of fiscal 2018 increased by 4.4% or $10.2 million driven by a same store sales increase of 3.1% from the comparable prior year period.

  Income from operations was $17.0 million compared to $16.6 million in the fourth quarter of fiscal year 2017. Adjusted income from operations was $17.1 million in the fourth quarter of fiscal 2017, which excludes the write-off of an IT-related asset that did not impact the fourth quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

  Interest expense decreased to $2.7 million from $3.7 million in the fourth quarter of fiscal year 2017.

  Net income was $10.6 million compared to net income of $5.9 million in the fourth quarter of fiscal year 2017. Adjusted net income in the fourth quarter of fiscal 2017 was $8.4 million, which excludes the write-off of an IT related asset and the impact of the Tax Cuts and Jobs Act (“US Tax Reform”) that did not impact the fourth quarter of fiscal 2018(see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.25 compared to diluted earnings per share of $0.14 for the fourth quarter of fiscal year 2017. Adjusted diluted earnings per share was $0.20 in the fourth quarter of fiscal 2017 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $22.0 million compared to $23.0 million in the fourth quarter of fiscal year 2017 (see "GAAP and Non-GAAP Measures").

For the fifty-two weeks ended February 2, 2019:

  Net sales increased by 4.9% to $849.1 million from $809.7 million in fiscal year 2017. Excluding the $10.6 million in sales from the 53rd week of operations in fiscal year 2017, net sales increased by 6.3% or $28.8 million. Same store sales increased by 1.5% from the comparable prior year period.

  Income from operations was $44.0 million compared to $46.6 million in fiscal year 2017. Adjusted income from operations, which excludes charges incurred in conjunction with the retirement of the Company’s former CEO, was $46.7 million, compared to adjusted income from operations of $48.8 million, which excludes professional and other fees incurred in connection with the evaluation of a strategic acquisition and the write-off of an IT related asset, in fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Interest expense decreased to $13.2 million, including a $1.6 million write off of debt discount and deferred financing fees associated with the Company’s old term loan, from $13.7 million in fiscal year 2017.

  Net income was $23.8 million compared to net income of $17.7 million in fiscal year 2017. Adjusted net income, which excludes charges incurred in conjunction with the retirement of the Company’s former CEO, the write-off of deferred financing fees and debt discount associated with the Company’s old term loan, and a non-recurring tax benefit, was $25.9 million compared to adjusted net income, which excludes professional and other fees incurred in connection with the evaluation of a strategic acquisition, the write-off of an IT related asset, and the impacts of US Tax Reform, of $21.3 million in fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.55 compared to $0.42 in fiscal year 2017. Adjusted diluted earnings per share was $0.60 compared to $0.50 in fiscal year 2017 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $68.5 million compared to $72.8 million in fiscal year 2017 (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of February 2, 2019:

  Total debt: $179.9 million consisting of $144.3 million outstanding under the Company’s revolving credit facility and $35.6 million outstanding under the term loan, net of unamortized debt issuance costs.

  Total liquidity (cash plus $19.3 million of availability on revolving credit facility): $20.8 million

First Quarter and Fiscal Year 2019 Outlook:

For the first quarter of fiscal year 2019, net sales are expected to be in the range of $174.0 million to $180.0 million based on a change in same store sales in the range of (2.0%) to (5.0%) compared to the corresponding period of fiscal year 2018. Net loss is expected to be in the range of ($3.5) million to ($4.8) million with diluted loss per share of ($0.08) to ($0.11) on a weighted average of approximately 43.0 million estimated common shares outstanding.

For fiscal year 2019, net sales are expected to be in the range of $860.0 million to $890.0 million based on a change in same store sales in the range of (1.0%) to 2.0% compared to fiscal year 2018. Net income is expected to be in the range of $22.5 million to $27.5 million with earnings per diluted share of $0.52 to $0.64 on a weighted average of approximately 43.2 million estimated common shares outstanding.

CFO Transition:

The Company also today announced that Kevan Talbot, the Company’s Chief Financial Officer, will be leaving the Company in the coming months to spend more time with his family before pursuing other interests. The Company has launched a search to identify and recruit a new CFO, and Mr. Talbot is expected to continue to serve as Chief Financial Officer to assist in the search for a replacement and to ensure a smooth transition of his duties.

“On behalf of the Sportsman’s Warehouse Board of Directors and management team, I want to express my gratitude for Kevan’s significant contributions during his 17 year tenure with the company,” said Jon Barker, Chief Executive Officer. “In his ten years as CFO, not only did he help take the company public, but he has been instrumental in our relationships with the investment community, has driven improvements in our capital structure and has built a strong and capable finance team. We wish him well in his future endeavors.”

Conference Call Information:

A conference call to discuss fourth quarter and fiscal 2018 financial results is scheduled for today, March 28, 2019, at 8:30 AM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We defined adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus professional and other fees incurred in connection with the evaluation of a strategic acquisition, charges incurred in conjunction with the retirement of the Company’s former CEO, write-off of an IT-related asset, write-off of deferred financing fees and debt discount associated with the Company’s prior term loan, and non-recurring tax benefit adjustments, as applicable. Adjusted diluted earnings per share is diluted earnings per share excluding the impact of professional and other fees incurred in connection with the evaluation of a strategic acquisition, charges incurred in conjunction with the retirement of the Company’s former CEO, write-off of an IT-related asset, write-off of deferred financing fees and debt discount associated with the Company’s prior term loan, and non-recurring tax benefit adjustments. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our strategic initiatives and our outlook for the first quarter and full fiscal year 2019.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s ability to attract and integrate a new Chief Financial Officer; the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations, risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019 which was filed with the SEC on March 29, 2019 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is an outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

	For the Thirteen/Fourteen Weeks Ended

	February 2, 2019	% of net sales	February 3, 2018	% of net sales

Net sales	$242,683	100.0%	$243,165	100.0%
Cost of goods sold	163,177	67.2%	163,501	67.2%
Gross profit	79,506	32.8%	79,664	32.8%

Operating expenses:
Selling, general and administrative expenses	62,538	25.8%	63,083	25.9%
Income from operations	16,968	7.0%	16,581	6.9%
Interest expense	(2,682)	(1.1%)	(3,658)	(1.5%)
Income before income tax expense	14,286	5.9%	12,923	5.4%
Income tax expense	(3,657)	(1.5%)	(7,035)	(2.9%)
Net Income	$10,629	4.4%	$5,888	2.5%

Earnings per share
Basic	$0.25		$0.14
Diluted	$0.25		$0.14

Weighted average shares outstanding
Basic	42,953		42,592
Diluted	43,079		42,699

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

	For the Fifty-two/Fifty-three Weeks Ended

	February 2, 2019	% of net sales	February 3, 2018	% of net sales

Net sales	$849,129	100.0%	$809,671	100.0%
Cost of goods sold	564,199	66.4%	535,811	66.2%
Gross profit	284,930	33.6%	273,860	33.8%

Operating expenses:
Selling, general and administrative expenses	240,911	28.4%	227,292	28.1%
Income from operations	44,019	5.2%	46,568	5.7%
Interest expense	(13,206)	(1.6%)	(13,738)	(1.7%)
Income before income tax expense	30,813	3.6%	32,830	4.0%
Income tax expense	(7,063)	(0.8%)	(15,088)	(1.9%)
Net Income	$23,750	2.8%	$17,742	2.1%

Earnings per share
Basic	$0.55		$0.42
Diluted	$0.55		$0.42

Weighted average shares outstanding
Basic	42,878		42,496
Diluted	42,979		42,522

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	February 2, 2019	February 3, 2018
Current assets:
Cash	$1,547	$1,769
Accounts receivable, net	249	319
Merchandise inventories	276,600	270,594
Prepaid expenses and other	15,174	8,073
Total current assets	293,570	280,755
Property and equipment, net	92,084	94,035
Deferred income taxes	2,997	4,595
Definite lived intangible assets, net	246	276
Total assets	$388,897	$379,661

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,953	$36,788
Accrued expenses	56,384	50,602
Income taxes payable	1,838	2,586
Revolving line of credit	144,306	59,992
Current portion of long-term debt, net of discount and debt issuance costs	7,915	990
Current portion of deferred rent	5,270	4,593
Total current liabilities	240,666	155,551

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	27,717	132,349
Deferred rent, noncurrent	41,854	41,963
Total long-term liabilities	69,571	174,312
Total liabilities	310,237	329,863

Stockholders’ equity:
Common stock	430	426
Additional paid-in capital	84,671	82,197
Accumulated deficit	(6,441)	(32,825)
Total stockholders’ equity	78,660	49,798
Total liabilities and stockholders' equity	$388,897	$379,661

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	February 2, 2019	February 3, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$23,750	$17,742
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	17,961	15,864
Amortization and write-off of discount on debt and deferred financing fees	2,043	708
Amortization of Intangible	289	1,842
Change in deferred rent	568	8,098
Loss (gain) on asset dispositions	30	516
Deferred income taxes	714	502
Stock based compensation	2,829	2,294
Change in assets and liabilities:
Accounts receivable, net	70	92
Merchandise inventory	(6,006)	(24,305)
Prepaid expenses and other	(5,339)	(681)
Accounts payable	(11,726)	7,536
Accrued expenses	7,739	(1,040)
Income taxes payable and receivable	(749)	1,607
Net cash provided by operating activities	32,173	30,775

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(17,936)	(41,172)
Acquisition of intangible asset	(259)	-
Proceeds from deemed sale-leaseback transactions	1,717	9,022
Proceeds from sale of property and equipment	226	14
Net cash used in investing activities	(16,252)	(32,136)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	84,314	(980)
Increase in book overdraft	353	4,589
Proceeds from issuance of common stock per employee stock purchase plan	351	396
Payment of withholdings on restricted stock units	(703)	(635)
Borrowings on term loan	40,000	-
Payment of deferred financing costs	(1,331)	(551)
Principal payments on long-term debt	(139,127)	(1,600)
Net cash (used in) provided by financing activities	(16,143)	1,219

Net change in cash	(222)	(142)
Cash at beginning of year	1,769	1,911
Cash at end of period	$1,547	$1,769

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen/Fourteen Weeks Ended		For the Fifty-two/Fifty-three Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Income from operations	$16,968	$16,581	$44,019	$46,568
Professional fees (1)	-	-	-	1,744
CEO retirement (2)	-	-	2,647	-
Asset Write-off (3)	-	516	-	516
Adjusted income from operations	$16,968	$17,097	$46,666	$48,828

Reconciliation of GAAP net income and GAAP diluted weighted average shares outstanding to adjusted net income and adjusted weighted average shares outstanding:

Numerator:
Net income	$10,629	$5,888	$23,750	$17,742
Professional fees (1)	-	-	-	1,744
CEO retirement (2)	-	-	2,647	-
Deferred financing fee write-off (4)	-	-	1,617	-
Non-recurring tax benefit (5)	-	-	(1,322)	-
Asset Write-Off (3)	-	516	-	516
Impact of Tax Reform (6)	-	2,153	-	2,153
Less tax benefit	-	(194)	(813)	(850)
Adjusted net income	$10,629	$8,363	$25,879	$21,305

Denominator:
Diluted weighted average shares outstanding	43,079	42,699	42,979	42,522

Reconciliation of income per share:
Dilutive income per share	$0.25	$0.14	$0.55	$0.42
Impact of adjustments to numerator	-	0.06	0.05	0.08
Adjusted diluted income per share	$0.25	$0.20	$0.60	$0.50

Reconciliation of net income to adjusted EBITDA:
Net income	$10,629	$5,888	$23,750	$17,742
Interest expense	2,682	3,658	13,206	13,738
Income tax expense	3,657	7,035	7,063	15,088
Depreciation and amortization	4,650	4,800	18,250	17,707
Stock-based compensation expense (7)	391	854	1,742	2,294
Pre-opening expenses (8)	7	279	1,838	3,970
Professional fees (1)	-	-	-	1,744
CEO retirement (2)	-	-	2,647	-
Asset Write-off (3)	-	516		516
Adjusted EBITDA	$22,016	$23,030	$68,496	$72,799

(1) Professional and other fees incurred in connection with the evaluation of a strategic acquisition.
(2) Expenses incurred in conjunction with the retirement of our former CEO during Q1 2018.
(3) Write-off of IT related asset not yet placed in-service and deemed to be abandoned
(4) Write-off of deferred financing fees and debt discount relating to our old term loan.
(5) Non-recurring tax benefit recognized due to our return to provision adjustments recorded in conjunction with the filing of our 2017 tax return.
(6) Write-down of deferred tax assets in relation to the Tax Cuts and Jobs Act passed on December 22, 2017.
(7) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2013 Performance Incentive Plan and employee stock purchase plan.
(8) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

Investor Contact:
ICR, Inc.
Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com